CNL Strategic Capital, LLC S-1

Exhibit 2.3

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2018 (this “Amendment”), by and among CNL Strategic Capital, LLC, a Delaware limited liability company (“Purchaser”), LD Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), LD Parent, Inc., a Delaware corporation (the “Company”), and Levine Leichtman Capital Partners SBIC Fund, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Securityholders (the “Stockholders’ Representative”).

RECITALS

WHEREAS, Purchaser, Merger Sub, the Company and the Stockholders’ Representative entered into an Agreement and Plan of Merger dated October 20, 2017 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.09 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Purchaser and the Stockholders’ Representative; and

WHEREAS, Purchaser and the Stockholders’ Representative desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. Capitalized terms that are used herein but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

2.           Amendment of Fifth Recital. The Merger Agreement is hereby amended by deleting the fifth Recital thereof in its entirety and substituting the following in its place and stead:

“WHEREAS, pursuant to the Exchange Agreement, LL Trust shall exchange the Rollover Securities held by LL Trust in exchange for shares of the Purchaser identified next to LL Trust’s name on Exhibit F attached hereto; and”

3.           Amendments of Section 1.09 and Section 9.01 (Definition of Rollover Securities). The Merger Agreement is hereby amended by deleting the word “exchanged” in Section 1.09 and Section 9.01 (Definition of Rollover Securities) and by replacing such deleted word with the text “rolled over or exchanged, as applicable”.

4.           Amendment of Section 1.14(d). The Merger Agreement is hereby amended by deleting Section 1.14(d) thereof in its entirety and substituting the following in its place and stead:

“(d)       Upon the terms and subject to the conditions of this Agreement, (i) each of the Rollover Securityholders (other than LL Trust) will continue to hold the Rollover Securities in the Surviving Company owned by such Rollover Securityholder (other than LL Trust) as listed on Exhibit F attached hereto, and (ii) prior to the Closing, LL Trust will exchange, in accordance with the terms of the Exchange Agreement, the Rollover Securities owned by LL Trust as listed on Exhibit F attached hereto for the limited liability company interest in Purchaser listed opposite LL Trust’s name on Exhibit F attached hereto (such transactions described in the foregoing clauses (i)-(ii), collectively, the “Rollover Investment”). All Rollover Securities to be so held, or exchanged, as applicable, shall be deemed to be outstanding for all purposes, including the definitions of Common Shares, Stock Option and Pro-Rata Share, as applicable, and for purposes of calculating the Merger Consideration and the adjustment set forth in Section 1.15 and any other relevant definition used in the calculation of payments in respect of Common Shares or Stock Options that are not being rolled over or exchanged, as applicable. For all purposes other than in respect of the cash payments to be made on the Closing Date pursuant to Section 1.14(c), the Rollover Securityholders who make a Rollover Investment shall be deemed the owner of the Rollover Securities, including for purposes of any Post-Closing Adjustment Amount owed to or on behalf of the Securityholders pursuant to Section 1.15, provided that, notwithstanding the foregoing, Levine Leichtman Capital Partners SBIC Fund, L.P. shall be deemed to be the owner of the Rollover Securities exchanged by LL Trust in accordance with Section 5.15(b) for purposes of any Post-Closing Adjustment Amount owed to or on behalf of the Securityholders pursuant to Section 1.15. For the avoidance of doubt, no Rollover Securityholder shall be entitled under Section 1.l4(c)(i) to any cash payment in respect of the Rollover Securities held by such Rollover Securityholder but, subject to the immediately preceding sentence, shall be entitled or obligated, as the case may be, to any adjustment to the Merger Consideration required to be paid to or on behalf of the Securityholders pursuant to Section 1.15 (in accordance with their respective Pro-Rata Shares) in respect of their Rollover Securities.”

5.           Insertion of Section 2.01(e). The Merger Agreement is hereby amended by deleting Section 2.01(e) thereof in its entirety and substituting the following in its place and stead: “(e) [RESERVED].”

6.           Amendment of Section 5.03(a). The Merger Agreement is hereby amended by inserting the following text at the end of Section 5.03(a) thereof:

“, provided that in no event will any inquiry, proposal, offer, discussions or other action related to the transactions described on Schedule 5.15 of the Disclosure Schedules be deemed to constitute an “Acquisition Proposal”.

7.            Amendment of Section 5.09(b). The Merger Agreement is hereby amended by deleting Section 5.09(b) thereof in its entirety and substituting the following in its place and stead:

“(b)        Transaction Tax Benefits and Transaction NOL Tax Benefits.

(i)             The Purchaser and the Company agree (1) the Tax year of the Company and its Subsidiaries shall not end, for U.S. income Tax purposes, as a result of the transactions contemplated under this Agreement and (2) the Acquired Companies shall not become a member of any other Affiliated Group for the taxable period that includes the Closing Date.

(ii)             No later than ten (10) Business Days after the date on which the U.S. federal income Tax Return of the Acquired Companies required to be filed for the taxable period that includes the Closing Date has been filed with the applicable Tax authority, taking into account any extensions, Purchaser shall cause the Surviving Company to pay the Stockholders’ Representative (on behalf of the Securityholders), an amount equal to the Transaction Tax Benefits. For this purpose, “Transaction Tax Benefits” is the excess, if any, of (X) the Acquired Companies’ hypothetical liability for income Taxes (including related estimated Taxes) for the portion of the Straddle Period that begins after the Closing Date and ends on or before December 31, 2018, calculated by excluding Transaction Tax Deductions, exceeds (Y) the Acquired Companies’ hypothetical liability for income Taxes (including related estimated Taxes) for the portion of the Straddle Period that begins after the Closing Date and ends on or before December 31, 2018 (which liability shall, for the avoidance of doubt, not be less than zero), calculated by taking into account the Transaction Tax Deductions in accordance with the last sentence of this Section 5.09(b)(ii). For purposes of calculating the Acquired Companies’ hypothetical liability for income Taxes under this Section 5.09(b)(ii), items of income and deduction (and other items) attributable to the portion of the Straddle Period that begins after the Closing Date and ends on or before December 31, 2018 shall be determined based on an interim closing of the books as of the close of business on the Closing Date for the Straddle Period (and for such purpose, the taxable period of any partnership or other passthrough entity in which an Acquired Company holds a beneficial interest shall be deemed to terminate at such time). In addition, for purposes of clause (Y) of the definition of “Transaction Tax Benefits,” (A) the Transaction Tax Deductions shall be treated as attributable to the portion of the Straddle Period that ends as of the close of business on the Closing Date (the “Pre-Closing Stub Period”), and not the portion of the Straddle Period that begins after the Closing Date and ends on or before December 31, 2018 and (B) the calculation of the Acquired Companies’ hypothetical liability for income Taxes under such clause (Y) shall be made by taking into account a hypothetical net operating loss carryforward (if any), calculated in accordance with applicable Tax Law (excluding for this purpose, the 80% limitation on net operating loss carryforwards in Section 172(a)(2) of the Code and corresponding provisions of state and local income Tax law), from the Pre-Closing Stub Period (but only to the extent such hypothetical net operating loss carryforward arises or is increased by reason of the Transaction Tax Deductions) to the portion of the Straddle Period that begins after the Closing Date and ends on or before December 31, 2018.

(iii)            No later than ten (10) Business Days after the date on which the U.S. federal income Tax Return of the Acquired Companies required to be filed for any Post-Closing Tax Period has been filed with the applicable Tax authority, taking into account any extensions, Purchaser shall cause the Surviving Company to pay the Stockholders’ Representative (on behalf of the Securityholders), an amount equal to the Transaction NOL Tax Benefit for that Post-Closing Tax Period. For this purpose, a “Transaction NOL Tax Benefit” is the excess, if any, of (X) the Acquired Companies’ hypothetical liability for income Taxes for a Post-Closing Tax Period, calculated by excluding the carryforward of Transaction NOL Carryover but otherwise by using the items of income and deduction (and other items) that are set forth in the Tax Return filed for such Post-Closing Tax Period, exceeds (Y) the actual liability for income Taxes for such Post-Closing Tax Period (which actual liability shall, for the avoidance of doubt, not be less than zero), as set forth on that Tax Return.

(iv)            In addition, at the time the Surviving Company makes any payment described in clauses (ii) or (iii), the Purchaser shall provide Stockholder Representative a schedule, with reasonable supporting detail, identifying the amount of Transaction Tax Deductions and/or Transaction NOL Carryovers utilized and the amount of Transaction Tax Deductions and Transaction NOL Carryovers that have not been utilized, together with a certification made by the Surviving Company that (1) such schedule was prepared in accordance with this Section 5.09(b), (2) the Surviving Company calculated the Transaction Tax Benefits and/or Transaction NOL Tax Benefits in accordance with this Section 5.09(b), (3) all payments required to be made in accordance with this Section 5.09(b) have been made to Stockholder Representative (on behalf of the Stockholders), and (4) any other information reasonably requested by the Stockholder Representative to determine the calculation of Transaction Tax Benefits and/or Transaction NOL Tax Benefits has been provided.

(v)             If there is a determination (as such term is defined under Code Section 1313(a) or any similar provision of state, local or foreign Tax Law), or execution of an Internal Revenue Service Form 870-AD or corresponding state, local or foreign Tax form (or other settlement or resolution of U.S. federal, state, local or foreign Tax intended to be final) (a “Final Determination”), and the amount of any Transaction Tax Benefit or Transaction NOL Tax Benefit with respect to which a payment has previously been made to Stockholders’ Representative (on behalf of the Securityholders) pursuant to Sections 5.09(b)(ii) or 5.09(b)(iii) would be reduced if computed in accordance with such Final Determination, then the Securityholders shall, severally (and not jointly and severally), based on each Securityholder’s Pro-Rata Share, pay the Acquired Companies an amount equal to such reduction; provided however, the Securityholders shall not have any obligation under this Section 5.09(b)(v) to the extent such Final Determination occurs after the three year anniversary of the Closing Date.

(vi)           For purposes of calculating Transaction Tax Benefits under Section 5.09(b)(ii) and Transaction NOL Tax Benefits under Section 5.09(b)(iii), the term Transaction Tax Deduction shall not include any Transaction Tax Deduction that was taken into account in reducing Taxes payable or increasing Taxes receivable for purposes of clause (viii) of Indebtedness.”

8.            Insertion of Section 5.15. The Merger Agreement is hereby amended by inserting the following as Section 5.15 of the Merger Agreement immediately after the end of Section 5.14:

“5.15      LL Trust Distribution.

(a)          Prior to the Merger and the consummation of the transactions described in Section 5.15(b) below, the Stockholders’ Representative shall cause the transactions described on Schedule 5.15 of the Disclosure Schedules to be consummated.

(b)          Concurrently with the Closing, Purchaser and LL Trust shall execute and deliver an Exchange Agreement, which will be in form and substance reasonably satisfactory to Purchaser and LL Trust, pursuant to which LL Trust will exchange the Rollover Securities listed opposite its name on Exhibit F attached hereto for the issuance by Purchaser to LL Trust of the number of Class FA Limited Liability Company Interests of Purchaser set forth in such Exchange Agreement, in accordance with the terms and subject to the conditions of such Exchange Agreement.”

9.            Section 6.02(b). The Merger Agreement is hereby amended by deleting Section 6.02(b) thereof in its entirety and substituting the following in its place and stead:

“(b)        Following the date on which the Stockholders’ Representative has determined (in its sole discretion) that it is appropriate to release such funds, the Stockholders’ Representative shall pay the then-remaining amount of the Representative Expense Amount, if any, to each Securityholder who has complied with Section 1.14(d) or Section 1.16, as applicable, and each Optionholder who has complied with the terms of the applicable Option Surrender Agreement in accordance with such Securityholder’s Pro-Rata Share.”

10.          Amendment of Section 7.01(e). Section 7.01(e) of the Merger Agreement is hereby amended by deleting the text “January 20, 2018” and substituting the text “February 28, 2018” in its place and stead.

11.          Amendment of Section 9.01.

(a)          Section 9.01 of the Merger Agreement is hereby amended by deleting the definition of “Exchange Agreements” in its entirety and substituting the following in its place and stead:

““Exchange Agreement” means the exchange agreement to be effective prior to the Closing between LL Trust and Purchaser, pursuant to which LL Trust and Purchaser shall consummate the transactions described in such Exchange Agreements and Section 5.15(b) herein.”

(b)        Section 9.01 of the Merger Agreement is hereby further amended by deleting the definition of “Indebtedness” in its entirety and substituting the following in its place and stead:

““Indebtedness” means, as of any particular time, all obligations of a Person (including the unpaid principal amount, accrued interest, prepayment penalties, termination payments and fees) with respect to, (i) all indebtedness for borrowed money of the Acquired Companies, (ii) any indebtedness of the Acquired Companies evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which any Acquired Company is liable, contingently or otherwise, as obligor or otherwise (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (iv) obligations under any interest rate, currency swap or other hedging or derivative agreement or arrangement, (v) all capital lease obligations of any Acquired Company, (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, but only to the extent drawn at Closing, (vii) any obligations of the type referred to in clauses (i) through (vi) and clause (ix) guaranteed in any manner by any Acquired Company, (viii) any Taxes payable by the Acquired Companies for any Pre-Closing Tax Period (reduced by the amount of any Tax refunds receivable (which shall include, for avoidance of doubt, any refund of estimated Taxes paid by the Acquired Companies) by the Acquired Companies for any Pre-Closing Tax Period), and (ix) any liabilities and obligations (including the projected employer share of payroll taxes) for employee bonuses unpaid and related to the period ending on the Closing Date.”

(c)           Section 9.01 of the Merger Agreement is hereby further amended by inserting the following new definition immediately after the definition of “Leased Real Property”:

““LL Trust” means Leichtman-Levine Living Trust dated June 29, 1988, as amended.”

(d)          Section 9.01 of the Merger Agreement is hereby further amended by inserting the following new definition immediately after the definition of “Polyform Merger”:

““Post-Closing Tax Period” means any taxable period that (a) begins after the end of the Straddle Period, and (b) ends on or before December 31, 2019.”

(e)          Section 9.01 of the Merger Agreement is hereby further amended by deleting the definition of “Pro-Rata Share” in its entirety and substituting the following in its place and stead:

““Pro-Rata Share” means each Securityholder’s allocable pro rata portion in accordance with the percentages in the column entitled “Pro-Rata Share” set forth next to such Securityholder’s name on the Payment Schedule of any amounts that may become payable in accordance with Sections 1.15(d) or 5.09 or Article VI, provided that (i) the “Pro-Rata Share” of LL Trust shall be deemed to be zero (0%) percent and (ii) the “Pro-Rata Share” of Levine Leichtman Capital Partners SBIC Fund, L.P. shall be calculated as if it were the owner of the Rollover Securities exchanged by LL Trust in accordance with Section 5.15(b).”

(f)          Section 9.01 of the Merger Agreement is hereby further amended by deleting the definition of “Target Working Capital” in its entirety and substituting the following in its place and stead:

““Target Working Capital” means $5,200,000.”

(g)          Section 9.01 of the Merger Agreement is hereby further amended by inserting the following new definition immediately after the definition of “Transaction Expenses”:

““Transaction NOL Carryover” means the excess, if any, of (i) net operating loss of the Acquired Companies for the taxable period that includes the Closing Date, calculated in accordance with applicable Tax Law, and (ii) the hypothetical net operating loss of the Acquired Companies for the taxable period that includes the Closing Date, calculated by excluding Transaction Tax Deductions, but otherwise calculated in accordance with applicable Tax Law.”

(h)          Section 9.01 of the Merger Agreement is hereby further amended by inserting the following new definition immediately after the definition of “Treasury Regulations”:

““Unpaid Employee Bonuses” means liabilities and obligations of the type described in clause (ix) of Indebtedness, and such Unpaid Employee Bonuses shall be paid by the Company to its employees following the completion of the Company’s audited financial statements for the year ended December 31, 2017 in accordance with the Company’s past practices.”

12.          Exhibit F (Rollover Investment). The Merger Agreement is hereby amended by deleting the table set forth on Exhibit F thereto under the heading “Rollover Investment” in its entirety and substituting the table set forth on Exhibit F attached hereto in its place and stead.

13.          Exhibit G (Accounting Methodologies). The Merger Agreement is hereby amended by deleting Exhibit G thereto in its entirety and substituting Exhibit G attached hereto in its place and stead.

14.          Disclosure Schedules.

(a)          The Disclosure Schedules to the Merger Agreement are hereby amended by deleting Schedule 3.03(a) in its entirety and substituting Schedule 3.03(a) attached hereto in its place and stead.

(b)         Schedule 5.01(b)(i) of the Disclosure Schedules to the Merger Agreement is hereby amended by deleting the text “None.” and substituting the following in its place and stead:

“On December 20, 2017, Russell Frith transferred (i) 400 Common Shares to Scott Frith and (ii) the remaining 115 Common Shares to Aspire Capital Group, LLC (an estate planning entity controlled by Scott Frith).”

(c)          Schedule 5.01(b)(vii) of the Disclosure Schedules to the Merger Agreement is hereby amended by deleting the text “None.” and substituting the following in its place and stead:

“See Schedule 5.01(b)(i).”

(d)          The Disclosure Schedules to the Merger Agreement are hereby further amended by inserting Schedule 5.15 attached hereto immediately after the end of Schedule 5.11.

15.          Full Force and Effect and Conflicts. Except as modified by this Amendment, all of the terms of the Merger Agreement shall remain in full force and effect; provided that in the event of any conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control.

16.         Execution of Amendment. A party may deliver executed signature pages to this Amendment by facsimile or email transmission to the other party, which facsimile or email copy shall be deemed to be an original executed signature page. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

17.         Binding Effect. Each and every term and provision of this Amendment shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, personal representatives and assigns.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

CNL Strategic Capital, LLC

By:	/s/Tammy J. Tipton
Name: Tammy J. Tipton
Title: CFO and Treasurer

Signature Page to First Amendment to Agreement and Plan of Merger

STOCKHOLDERS’ REPRESENTATIVE:

Levine Leichtman Capital Partners SBIC Fund, L.P.

By:	LLCP Partners SBIC GP, LLC
Its:	General Partner

By:	Levine Leichtman Capital Partners, Inc.
Its:	Managing Member

By:	/s/David I. Wolmer
Name: David I. Wolmer
Title: Authorized Person

Signature Page to First Amendment to Agreement and Plan of Merger

Schedule 3.03(a)

Capitalization

(i)	50,000 shares of common stock are authorized.

(ii)

As of the date of the Agreement:

Stockholder	No. of Common Shares
Levine Leichtman Capital Partners SBIC Fund, L.P.	10,125
Scott Frith	3,770
Robert Magda	1,210
Russell Frith	515
Jason Barclay	90
Total:	15,710

As of the Closing Date:

Stockholder	No. of Common Shares
Levine Leichtman Capital Partners SBIC Fund, L.P.	10,125 minus the number of Distributed Company Shares (as such term is defined on Schedule 5.15)
Scott Frith	4,170
Robert Magda	1,210
Russell Frith	—
Aspire Capital Group, LLC	115
Jason Barclay	90
Leichtman-Levine Living Trust dated June 29, 1988	The number of Distributed Company Shares
Total:	15,710

Stockholders Agreement, dated as of December 22, 2011, by and among the Company, Levine Leichtman Capital Partners SBIC Fund, L.P. and the other parties thereto.

(iii)

Optionholder	No. of Stock Options
Scott Frith	130.0
Dave Newman	187.5
John Dziekan	37.5
Chris McGeary	300.0
Jack Miskin	60.0
Total:	715.0

Schedule 5.15

Distribution of Company Shares to LL Trust

1.	Levine Leichtman Capital Partners SBIC Fund, L.P., a Delaware limited partnership (“LLCP SBIC”) shall distribute to its general partner, LLCP SBIC GP, LLC, a Delaware limited liability company (“Fund GP”), a number of Common Shares which are entitled to receive Estimated Merger Consideration in cash in an aggregate amount equal to $2,400,000 (the “Distributed Company Shares”).

2.	Fund GP shall then cause the Distributed Company Shares to be distributed to one or both of its members which shall in turn distribute the Distributed Company Shares to LL Trust.